 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST BANCORPORATION, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST BANCORPORATION, INC.

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING TO BE HELD APRIL 25, 2019

Dear Fellow Stockholders:

The West Bancorporation, Inc. (the “Company”) Annual Meeting of Stockholders will be held in the David L. Miller Conference Center at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 25, 2019, at 4:00 p.m. Central time. We will review the progress of the Company and answer questions during the meeting. If a quorum of stockholders is represented at the meeting, in person or by proxy, the following matters will be presented for votes:

Item 1.	The election of 12 directors to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are elected and have been qualified;

Item 2.	The approval, on a nonbinding basis, of the 2018 compensation of the named executive officers disclosed in the proxy statement;

Item 3.	The ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019; and

Item 4.	All other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 15, 2019, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to notice will be available for inspection, upon written request, at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after this notice is first mailed.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy via the internet or telephone as instructed on the proxy card.  A prompt response is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on April 25, 2019:

Copies of the documents included in this mailing, including the proxy statement, Form 10-K and summary annual report, are also available at www.snl.com/irw/docs/1021570.

We hope you will personally attend the Annual Meeting, and we look forward to seeing you there.  Thank you for your interest in our Company.

For the Board of Directors,

 /s/ James W. Noyce

James W. Noyce
Chairman
West Bancorporation, Inc.

February 28, 2019

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PROXY STATEMENT

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Proxy Statement Table of Contents

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, Iowa  50266

PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 25, 2019

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of West Bancorporation, Inc. (the “Company”) of proxies to be used at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will be held in the David L. Miller Conference Center at the Company’s headquarters located at 1601 22nd Street, West Des Moines, Iowa, on April 25, 2019, at 4:00 p.m. Central time, and at any and all adjournments thereof. Copies of the Company’s 2018 summary annual report to stockholders and Form 10-K containing the annual report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2018, accompany this proxy statement. This proxy statement, form of proxy, and other accompanying materials are first being mailed to stockholders on or about February 28, 2019.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. You may also choose to abstain from voting.

What is a proxy statement?

A proxy statement is a document required by the Securities and Exchange Commission (the “SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you were a stockholder of record of the Company at the close of business on February 15, 2019 (the “Record Date”). As a stockholder of record on the Record Date, you are entitled to vote at the Annual Meeting. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision on each matter.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders designated on the proxy card as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

What if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records or in accounts with brokers. Please sign and return ALL proxy cards or otherwise vote pursuant to the instructions set forth in the proxy card to ensure that all of your shares are voted.

Proxy Statement Table of Contents

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board:

(1)	the election of 12 directors;

(2)	the approval, on a nonbinding basis, of the 2018 compensation of the named executive officers, commonly known as a “say-on-pay” proposal; and

(3)	the ratification of RSM US LLP as our independent registered public accounting firm for the 2019 fiscal year.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on such matters in a manner they consider appropriate.

How do I vote?

After reviewing this document, please submit your proxy using any of the voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy card promptly in the enclosed envelope, or through the internet or via telephone by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all 12 nominees named in this proxy statement, “FOR” the say-on-pay proposal and “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2019 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder of your shares (which is usually referred to as “street name” ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares in the manner you direct.

If you want to vote in person, please come to the Annual Meeting. We will distribute ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, we ask that you complete and return your proxy card or vote via the internet or by telephone in advance of the Annual Meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

If your broker holds your shares in its name and you have not provided voting instructions for your shares, your broker may choose to either leave your shares unvoted or vote your shares on certain “routine” matters on which the broker is deemed to have discretionary voting authority. The ratification of the appointment of a company’s independent registered public accounting firm is considered a routine matter, while the election of directors and the approval of say-on-pay proposals are both considered nonroutine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm but will not be permitted to vote on the election of directors or the approval of the say-on-pay proposal. If your broker does not receive instructions from you on how to vote on a particular matter on which your broker does not have discretionary authority to vote, your broker will return the proxy to us indicating the broker does not have authority to vote on these matters. This is referred to as a “broker non-vote” with respect to the nonroutine matters and will affect the outcome of the voting as described below under “What options do I have in voting on each of the proposals?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the Annual Meeting.

Proxy Statement Table of Contents

If I hold shares in the West Bancorporation Employee Savings and Stock Ownership Plan, who votes my shares?

If you are a holder of stock in the Company’s Employee Savings and Stock Ownership Plan (the “Plan”), you can direct the trustee of the Plan (the “Trustee”) how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Trustee, then the Trustee shall vote the shares held for your benefit in the same proportion as those shares of stock held in the Plan for which the Trustee has received proper directions for voting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close for the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

•	timely submitting another proxy via the internet;

•	timely submitting another proxy via telephone;

•	sending notice to us at the address below that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of votes entitled to be cast as of the Record Date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the internet or telephone); or

•	is present and votes in person at the meeting.

Shares of common stock held by stockholders abstaining from voting but otherwise present at the meeting in person or by proxy, votes withheld, and broker non-votes are included in determining whether a quorum is present. On the Record Date, there were 16,295,494 shares of common stock issued and outstanding, all of which were entitled to vote. Therefore, at least 8,147,748 shares need to be present, in person or by proxy, at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee at the discretion of the proxy holders. Proxies cannot be voted for more than 12 nominees. We have no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

The directors are elected by a plurality, and the 12 nominees receiving the greatest number of votes cast “FOR” their election will be elected as directors of the Company. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast and that the number of nominees is not greater than the number of directors to be elected.

The affirmative vote of a majority of the votes cast on the proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal) is required to approve the say-on-pay proposal and the ratification of the appointment of RSM US LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2019. The vote on our executive compensation is advisory and is not binding on the directors of the Company. However, the Compensation Committee of the Board will consider stockholder votes in establishing our compensation plans for subsequent years.

Broker non-votes and abstentions will not be counted as votes cast, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes and abstentions will have no effect on the outcome of the matters to be presented for a vote at the Annual Meeting.

Proxy Statement Table of Contents

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees, without extra compensation, may solicit proxies in person, via email or by telephone. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD, OR VOTE BY INTERNET OR TELEPHONE, PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Proposal 1. Election of Directors.

The Company’s Bylaws provide that the number of directors of the Company shall not be less than 5 nor greater than 15. The Board currently consists of 12 members.  The Board has considered and nominated all except one of the current directors to serve as directors of the Company for the next year. Kaye R. Lozier, a director since 2009, is ineligible to hold office as a director for an additional term due to reaching the age limitation for board service, which requires that a person who has attained or will attain the age of 73 years on or before the date of the forthcoming annual stockholders meeting is not eligible for election to the Board. Accordingly, the Board did not nominate her for election at the Annual Meeting. As a result, Mrs. Lozier’s directorship will end at the Annual Meeting, and we thank her for her service. As a result of Mrs. Lozier’s retirement, the Nominating and Corporate Governance Committee recommended the nomination of, and the Board nominated, Therese M. Vaughan for election to serve as a director on the Board. Proxies cannot be voted for more than 12 persons.

The term for directors is until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacitation.

If any nominee or nominees shall become unavailable for election, it is intended that the size of the Board will be reduced accordingly, provided that the number of nominees shall not be less than five.  Any stockholder has the option to withhold authority to vote for any or all nominees.  Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast and that the number of nominees is not greater than the number of directors to be elected.

The Board recommends a vote “FOR” each of the nominees listed in the table below. Properly executed proxies on the accompanying proxy card will be voted “FOR” the election of the listed individuals, unless contrary instructions are given.

Proxy Statement Table of Contents

Information concerning the nominees, including their ages, year first elected as a director of West Bancorporation, Inc., and principal occupation as of February 15, 2019, is set forth in the table and narrative description of each director’s experience below.  Unless otherwise noted, the nominees have been employed in their principal occupation with the same organization for at least the last five years. All the nominees are currently serving as directors of the Company, and as directors of the Company’s wholly-owned subsidiary, West Bank, except for Therese M. Vaughan.

Name (Age)	Has Served as Director Since	Principal Occupation and/or Position with Company and West Bank and Location
Steven K. Gaer (Age 58)	2011	Chief Operating Officer and General Counsel, R&R Realty Group, Mayor of West Des Moines, and Director of the Company and West Bank West Des Moines, Iowa
Michael J. Gerdin (Age 49)	2013	Chairman and Chief Executive Officer, Heartland Express, Inc., and Director of the Company and West Bank North Liberty, Iowa
Sean P. McMurray (Age 51)	2013	Chief Technology Officer, Businessolver, Inc., and Director of the Company and West Bank Clive, Iowa
David R. Milligan (Age 71)	2009	Retired and Director of the Company and of West Bank West Des Moines, Iowa
George D. Milligan (Age 62)	2005	President, The Graham Group, Inc., and Director of the Company and West Bank Des Moines, Iowa
David D. Nelson (Age 58)	2010	Chief Executive Officer, President and Director of the Company, Chairman, Chief Executive Officer and Director of West Bank West Des Moines, Iowa
James W. Noyce (Age 63)	2009	Chairman and Director of the Company and Director of West Bank West Des Moines, Iowa
Robert G. Pulver (Age 71)	1984	President and Chief Executive Officer, All-State Industries, Inc., and Director of the Company and West Bank West Des Moines, Iowa
Lou Ann Sandburg (Age 70)	2011	Retired and Director of the Company and West Bank Clive, Iowa
Steven T. Schuler (Age 67)	2018	Retired and Director of the Company and West Bank Urbandale, Iowa
Therese M. Vaughan (Age 62)	_	Professor of Insurance and Actuarial Science, Drake University Des Moines, Iowa
Philip Jason Worth (Age 47)	2013	General Manager, Gilcrest/Jewett Lumber Company, and Director of the Company and West Bank West Des Moines, Iowa
The particular experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director are as follows:

Steven K. Gaer has served as a director of West Bank since 2011. Mr. Gaer is Chief Operating Officer and General Counsel for R&R Realty Group, Iowa’s largest commercial real estate development, management and investment company. He is also currently serving as the Mayor of the City of West Des Moines, Iowa, a position he has held since April 2007. Mr. Gaer is also serving on the following boards: Greater Des Moines Partnership; Regional Economic Development Board; Metropolitan Planning Organization; and the County Assessor Boards for Polk, Dallas, Madison and Warren counties. We consider Mr. Gaer to be a qualified candidate for service on the board and on the committee he is a member of because of his extensive knowledge of commercial real estate structuring, development, financing and underwriting.

Michael J. Gerdin has served as a director of West Bank since 2013. Mr. Gerdin is the Chairman, Chief Executive Officer and director of Heartland Express, Inc., which is a publicly traded company that is a short-to-medium haul truckload carrier with corporate headquarters in North Liberty, Iowa. We consider Mr. Gerdin to be a qualified candidate for service on the board and on the committee he is a member of because of his extensive experience as the head of a public company and his familiarity with the eastern Iowa business community.

Proxy Statement Table of Contents

Sean P. McMurray has served as a director of West Bank since 2013. Mr. McMurray has served as the Chief Technology Officer of Businessolver, Inc., a human resources benefits administration technology company that he helped found in 1998, since May 2017. Mr. McMurray served as Chief Executive Officer of AgSolver, Inc., a technology company, from 2014 until October 2017. Mr. McMurray founded DataVision Resources and served as the Chief Executive Officer for 15 years until DataVision Resources was acquired by Equifax, Inc. in 2011. Mr. McMurray served as a Senior Vice President at Equifax, Inc. until May 2013. Mr. McMurray served as the Chairman of SmartyPig, LLC until its sale in November 2015. Previously, he was the Chief Technology Officer of SmartyPig, LLC and was principally responsible for managing the integration with SmartyPig, LLC partner banks. This included satisfying all regulatory and compliance issues, monitoring risk and security during and after integration, and designing accounting and tax solutions for the financial aspects of SmartyPig, LLC. He helped to build and design the business platforms for Businessolver, Inc. and AgSolver, Inc. We consider Mr. McMurray to be a qualified candidate for service on the board and on the committees he is a member of because of his extensive knowledge and experience as an information technology expert in a wide array of service industries.

David R. Milligan has served as a director of West Bank since 2000.  Mr. Milligan served as Chairman of the Board from April 2010 through April 2018.  Mr. Milligan joined West Bank in 1980 and served in various capacities, including General Counsel.  He retired as Executive Vice President of the Company and as Chairman and Chief Executive Officer of West Bank on December 31, 2004.  He served as a director of the Company from 2002 through 2004, and as Vice Chairman of West Bank until December 2006.  He was a self-employed attorney and “Of Counsel” with Ahlers & Cooney, P.C. of Des Moines, Iowa, from March 2007 through February 2009.  Mr. Milligan resumed part-time employment with West Bank in February 2009 and full-time employment in May 2009.  Mr. Milligan was elected interim Chief Executive Officer of the Company and interim Chief Executive Officer and Chairman of West Bank in July 2009 and served in those positions until April 1, 2010. He was also elected as a director of the Company in 2009.  He then served as Executive Vice President of West Bank from April 1, 2010 through April 30, 2010. We consider Mr. Milligan to be a qualified candidate for service on the board and the committee he serves on because of his extensive knowledge of the Company and bank regulatory matters, loan portfolio management and corporate governance.

George D. Milligan has served as a director of West Bank since 1994.  Mr. Milligan is President of The Graham Group, Inc., a Des Moines, Iowa-based real estate development and investment company.  He is also a board member and member of the audit committee, nominating and governance committee and investment committee of the public company United Fire Group, Inc. of Cedar Rapids, Iowa, a property and casualty insurance company. We consider Mr. Milligan to be a qualified candidate for service on the board and the committee he is a member of because of his extensive knowledge of commercial real estate financing and underwriting.

David D. Nelson has served as a director of West Bank since 2010. Mr. Nelson joined the Company on April 1, 2010, as Chief Executive Officer and President and as Chairman and Chief Executive Officer of West Bank. Mr. Nelson has more than 35 years of experience in commercial banking. Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota. We consider Mr. Nelson to be a qualified candidate for service on the board because of his experience as the Chief Executive Officer and President of the Company, his extensive experience in banking and his strong backgrounds in customer relationship building, credit and leadership development.

James W. Noyce has served as a director of West Bank since 2009. Mr. Noyce has served as Chairman of the Company since April 2018 and was previously Vice Chairman from April 2017 to April 2018. Mr. Noyce most recently served as the interim Chief Executive Officer of the YMCA of Greater Des Moines from January 2016 until June 2016. Mr. Noyce has over 40 years of experience in the financial services industry, and previously served as the Chief Executive Officer of FBL Financial Group, Inc., a publicly traded financial services company, and Farm Bureau Financial Services Companies from January 2007 through his retirement in April 2009, and Chief Financial Officer of these entities from January 1996 through December 2006. Prior to that, Mr. Noyce held various positions with FBL Financial Group, Inc. and Farm Bureau Financial Services Companies, including Controller and Vice President. He served on the Advisory Committee to Farm Bureau Bank for approximately seven years until May 2009. Mr. Noyce served as the Senior Advisor and Major Gifts Officer for Drake University Athletics from August 2009 to November 2010. Mr. Noyce is also a board member and vice chairman and a member of the audit committee, compensation committee and nominating and governance committee of the public company United Fire Group, Inc. of Cedar Rapids, Iowa, a property and casualty insurance company. He is an audit committee financial expert and served as Chair of the Audit Committee from April 2009 until April 2018. Mr. Noyce is a Certified Public Accountant (inactive), a Fellow of the Casualty Actuarial Society and an Associate of the Society of Actuaries. We consider Mr. Noyce to be a qualified candidate for service on the board and the committee he is a member of because of his knowledge and experience with public companies, his extensive financial services industry experience and his education and training as an accountant.

Proxy Statement Table of Contents

Robert G. Pulver has served as a director of West Bank since 1981. He also served as Vice Chairman of the Board from July 2009 until April 2014. Mr. Pulver is the President and Chief Executive Officer of All-State Industries, Inc., an industrial rubber products manufacturer, which he founded and has operated for over 40 years. We consider Mr. Pulver to be a qualified candidate for service on the board and the committee he is a member of because of his extensive business experience and knowledge of the business community in central Iowa.

Lou Ann Sandburg has served as a director of West Bank since 2011. Mrs. Sandburg served as Vice President of Investments at FBL Financial Group, Inc., a publicly traded financial services company, from 1998 until her retirement in 2008. From 1980 through 1998, Mrs. Sandburg managed various fixed-income portfolios at FBL Financial Group, Inc. Mrs. Sandburg is a chartered financial analyst. We consider Mrs. Sandburg to be a qualified candidate for service on the board and the committee she is a member of because of her extensive experience at a public company and management of investment portfolios.

Steven T. Schuler has served as a director of West Bank since January 2018. Mr. Schuler served as an executive officer of the Federal Home Loan Bank of Des Moines (FHLB) from September 2006 through his retirement in January 2017.  Mr. Schuler served as Executive Vice President and Chief Financial Officer of the FHLB from September 2006 until June 2015; as Executive Vice President, Chief Financial Officer and Chief Operations Officer from June 2015 until June 2016; and Executive Vice President and Chief Operations Officer from June 2016 through his retirement in January 2017.  Mr. Schuler had management responsibility for accounting and financial reporting, planning and budgeting, treasury and capital markets, information technology, facilities administration, and business process management.  Prior to joining the FHLB, Mr. Schuler served in various accounting and financial management positions in the commercial banking and wireless technology industries.  From 2001 to 2006, Mr. Schuler served as Chief Financial Officer, Treasurer and Secretary for Iowa Wireless Services, LLC.  Mr. Schuler also previously served in various capacities, including Senior Vice President, Chief Financial Officer, Secretary and Treasurer with Brenton Banks, Inc., a publicly traded regional commercial banking company that was sold to Wells Fargo in 2000.  Throughout his career, Mr. Schuler has served on the boards of various nonprofit, public service, and industry association organizations. Mr. Schuler is an audit committee financial expert and serves as Chair of the Audit Committee. Mr. Schuler is a Certified Public Accountant (inactive). We consider Mr. Schuler to be a qualified candidate for service on the board and the committees he is a member of because of his extensive experience with public companies, his knowledge of the financial services industry and his education and training as an accountant.

Therese M. Vaughn is currently the Robb B. Kelley Visiting Distinguished Professor of Insurance and Actuarial Science at Drake University. From June 2014 to June 2017, Dr. Vaughan served as the Interim Dean and then the Dean of Drake’s College of Business and Public Administration. Dr. Vaughan is a leading expert in insurance regulation having served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012 and as Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa, from August 1994 to December 2004. Dr. Vaughan is an Associate of the Society of Actuaries (ASA), a Chartered Property Casualty Underwriter (CPCU), an Associate of the Casualty Actuarial Society (ACAS), and a Member of the American Academy of Actuaries (MAAA). In 2012, National Underwriter named Dr. Vaughan one of the Top 25 Living Legends in Insurance, and the Association of Professional Insurance Women (APIW) selected Dr. Vaughan as the 2014 recipient of the Insurance Woman of the Year Award. In recognition of her international contributions, Dr. Vaughan was named a Distinguished Fellow of the International Association of Insurance Supervisors in 2013. Dr. Vaughan has served on the board of directors of Verisk Analytics, Inc., a data analytics provider and public company, since February 2013, and Wellmark Blue Cross and Blue Shield since May 2013 and currently serves on the audit committees of both companies. Dr. Vaughan has previously served on the board of directors of Validus Holdings, Ltd., an insurance company and public company, Principal Financial Group, Inc., an investment management company and public company, and Endurance Specialty Holding Ltd., a holding company for insurance companies and public company. Dr. Vaughan was nominated as a director because of her extensive experience with public companies and her leadership in the financial services industry.

Philip Jason Worth has served as a director of West Bank since 2011. Mr. Worth has worked in the family business, Gilcrest/Jewett Lumber Company, since 1999 and has served in his current role as the General Manager since April 2017 and as Sales Manager previously. Gilcrest/Jewett Lumber Company was founded in 1856, and Mr. Worth represents the sixth generation of ownership. The company supplies building materials to general contractors and homeowners in central and eastern Iowa and employs 305 people at four retail locations. The company focuses on building strong, lasting relationships, extending and managing its own credit, and staying active in the communities it serves. We consider Mr. Worth to be a qualified candidate for service on the board and the committee he is a member of because of his extensive knowledge of the real estate construction industry in the Company’s primary markets.

Proxy Statement Table of Contents

As noted above, with the exception of Mr. Gerdin, who is a director of Heartland Express, Inc., Mr. G. Milligan, who is a director of United Fire Group, Inc., Mr. Noyce, who is a director of United Fire Group, Inc. and was a director of Berthel Fisher Financial Services, Inc. until May 2014, Mrs. Sandburg, who was a director of Berthel Fisher Financial Services, Inc. until May 2014, and Dr. Vaughan, who is a director of Verisk Analytics, Inc. and was a director of Validus Holdings, Ltd. until July 2018, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment company under the Investment Company Act of 1940.  Those are the only directorships that require disclosure that have been held by the nominees in the past five years.

None of the nominees for director or executive officers of the Company have any family relationship with any other nominees or with any executive officers of the Company. There are no arrangements or understandings between any of the nominees and any other person pursuant to which he or she was selected as a nominee.

GOVERNANCE AND BOARD OF DIRECTORS

General

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are scheduled for five times per year; special meetings which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisors, such as our legal counsel, auditors and other consultants.

The Board currently has 12 directors, and will have 12 directors after the Annual Meeting if all nominees set forth in this proxy statement are elected. The Board has determined that the following 11 existing directors, Gaer, Gerdin, Lozier, McMurray, D. Milligan, G. Milligan, Noyce, Pulver, Sandburg, Schuler and Worth are “independent” as defined by the Nasdaq Listing Rule 5605(a)(2) and Item 407 of Regulation S-K, and the Board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The Board has also determined that new nominee, Therese M. Vaughan, would be an independent director, if elected. David D. Nelson, the 12th director, is an executive officer of the Company and is not considered “independent.”

The Board held five regularly scheduled meetings, one special meeting and one organizational meeting in 2018. In addition, the Company Board’s and West Bank’s Board held two combined meetings for the purpose of strategic planning. All directors attended at least 75 percent of the full Board meetings and the meetings of any committees on which the director serves. Board members are encouraged to attend the annual meetings of stockholders, and all Board members except Mr. Gaer attended the 2018 annual meeting of stockholders.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Risk Management and Information Technology Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations, Corporate Information, Corporate Governance section of the Company’s website (www.westbankstrong.com). The primary responsibilities of the committees are described on the following pages.

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Committees of the Board of Directors

The table below shows the current membership for each of the standing Board committees:

Risk
			Nominating	Management
			and Corporate	and Information
	Audit	Compensation	Governance	Technology
Directors	Committee	Committee	Committee	Committee
Steven K. Gaer		Chair
Michael J. Gerdin		◆
Kaye R. Lozier			◆
Sean P. McMurray		◆		Chair
David R. Milligan	◆
George D. Milligan			Chair
James W. Noyce	◆
Robert G. Pulver			◆
Lou Ann Sandburg				◆
Steven T. Schuler	Chair			◆
Philip Jason Worth	◆

Meetings held during 2018	4	3	5	4

Audit Committee.  The current members of the Audit Committee are Steven T. Schuler, Chair, David R. Milligan, James W. Noyce and Philip Jason Worth. Each of the Audit Committee members is considered “independent” according to Nasdaq listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. Mr. Schuler and Mr. Noyce are “audit committee financial experts” as defined in the Sarbanes-Oxley Act of 2002 and related regulations based on their level of education and work experience, as described previously in this proxy statement.  The Audit Committee selects the independent and internal auditors; reviews with the independent and internal auditors the plan, scope and results of the auditors’ services; approves their fees; and reviews the Company’s financial reporting and internal control functions and risk assessment.  The Audit Committee has authority to retain special legal, accounting or other consultants as it deems appropriate or necessary. The Audit Committee also performs the other duties set forth in its charter.  The Audit Committee reviews its charter at least annually and recommends changes to the Board when it deems necessary.  The Audit Committee met four times during 2018 and also met with the Company’s management and internal and independent auditors four times in separate executive sessions. The Audit Committee is also prepared to meet privately at any other time at the request of the independent registered public accountants, internal auditors or members of management to review any special situation arising on any of the above subjects.  Mr. Noyce is a member of the Audit Committee who also serves on the audit committee of another public company (United Fire Group, Inc.). The functions of the Audit Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

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Compensation Committee.  The current members of the Compensation Committee are Steven K. Gaer, Chair, Michael J. Gerdin and Sean P. McMurray, all of whom are considered “independent” as defined by the Nasdaq listing requirements and “nonemployee” directors under Section 16 of the Exchange Act. As required by the Compensation Committee’s charter, the members of the Compensation Committee are elected annually by the independent directors of the Board. The Compensation Committee annually reviews the Company’s compensation and benefit programs, including compensation for the named executive officers. The Compensation Committee determines the compensation plans for the named executive officers. The Compensation Committee makes compensation recommendations to the Board concerning the amount and the form of director compensation. The independent directors of the Board ultimately determine director compensation. The Compensation Committee has authority to retain consultants and advisors, which it does periodically. The Compensation Committee first retained F.W. Cook in July 2011 to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. F.W. Cook has been determined by the Compensation Committee to be independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company.

The Compensation Committee may delegate any of its authorities to a sub-committee, but has not done so to date. The Compensation Committee considers input from the executive officers concerning executive and other compensation but is not required to do so. The Compensation Committee met three times during 2018. The functions of the Compensation Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance. Additional details about the Compensation Committee’s processes and procedures are discussed under “Executive Compensation” below.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are George D. Milligan, Chair, Kaye R. Lozier and Robert G. Pulver, all of whom are considered “independent” as defined by Nasdaq listing requirements. Mrs. Lozier will no longer serve on the Nominating and Corporate Governance Committee following the Annual Meeting. As required by the Nominating and Corporate Governance Committee’s charter, the members of the Nominating and Corporate Governance Committee are elected annually by the independent directors of the Board.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director nominees proposed in this proxy statement.  It develops policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the Company and its stockholders.  The Nominating and Corporate Governance Committee will consider for nomination at the 2020 annual meeting of stockholders, as part of its nomination process, any director candidate recommended by a stockholder who follows the procedures described in the “General Matters—2020 Stockholder Proposals” section of this proxy statement.

The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company;

b)	Review current directors of West Bank;

c)	Solicit input from existing directors and executive officers; and

d)	Review submissions from stockholders, if any.

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The following criteria will be considered when evaluating nominee candidates, including candidates recommended by stockholders:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view of bringing to the Board a variety of experiences and backgrounds;

2.	Directors who have a high level of managerial experience or are accustomed to dealing with complex challenges; and

3.
Directors who will represent the best interests of the stockholders as a whole rather than special interest groups or constituencies, while also taking into consideration the assessment of the overall composition and needs of the Board.

The Nominating and Corporate Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet the Company’s age eligibility requirements (a person who has attained or will attain age 73 before the date of the annual meeting is not eligible for election to the Board), and to determine whether they are “independent” in accordance with SEC rules and Nasdaq listing requirements. A majority of the Board’s directors are required to be independent under the criteria for independence created by the SEC and Nasdaq. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee has historically considered diversity in its director nomination process.

b)	Selection Criteria

In considering possible candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the following general guidelines and criteria:

1.
Each director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, and have a reputation for working constructively with others;

2.	Each director should have sufficient time available to devote to the affairs of the Company in order to effectively carry out the responsibilities of a director;

3.
Each director should be free of any conflict of interest that would interfere with the proper performance of his or her responsibilities as a director, including his or her responsibilities as a member of any committee of the Board; and

4.
The Chief Executive Officer is expected to be a director.  Other members of senior management may be nominated to be directors, but Board membership is not necessary or a prerequisite for senior executive positions.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidates, including stockholder recommendations. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders.

The Nominating and Corporate Governance Committee met five times during 2018. The functions of the Nominating and Corporate Governance Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

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Risk Management and Information Technology Committee. The Risk Management and Information Technology Committee members are Sean P. McMurray, Chair, Lou Ann Sandburg and Steven T. Schuler, all of whom are considered “independent” as defined by Nasdaq listing requirements. As required by the Risk Management and Information Technology Committee’s charter, the members of the Risk Management and Information Technology Committee are elected annually by the Board. The Risk Management and Information Technology Committee is charged with being the primary Board committee to actively monitor and oversee the enterprise risk management process for the Company and West Bank. The Risk Management and Information Technology Committee regularly reviews ongoing or pending litigation, credit metrics, trends and compliance with established lending limits, investment portfolio performance and potential risks, information technology and cybersecurity risks, and potential reputational risks facing the Company. The Risk Management and Information Technology Committee also monitors liquidity, cash flow, regulatory and strategic risks, as well as reviewing risk disclosures in the Company’s financial statements and other public filings. On an annual basis, the Risk Management and Information Technology Committee reviews policies and procedures regarding risk management, including insurance coverage, business continuity, information and cybersecurity, and regulatory policies. The Risk Management and Information Technology Committee reviews its charter at least annually and recommends changes to the Board when it deems necessary. The Risk Management and Information Technology Committee met four times during 2018. The functions of the Risk Management and Information Technology Committee are detailed at length in its charter, which may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance.

Code of Ethics

We have a Code of Conduct in place that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct may be viewed on the Company’s website (www.westbankstrong.com) under Investor Relations, Corporate Information, Corporate Governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and persons performing similar functions, by posting such information on our website. The Audit Committee reviewed the Company’s Code of Conduct during 2018 and recommended minor changes to the Board, which the Board implemented.

Board Leadership Structure

The Board believes that having a non-chief executive officer director serve as Chairman of the Board is in the best interests of stockholders.  The Board currently intends to maintain the leadership structure of a non-chief executive officer chairman.  The Board and its Nominating and Corporate Governance Committee believe that this structure will continue to be useful in providing consistent oversight and strategic direction to the Company.  The Board expects Mr. Nelson to take the lead in developing strategic plans, providing day-to-day leadership and managing the performance of the Company.  The Board intends to periodically review its leadership structure and make changes as dictated by the circumstances and the best interests of the stockholders.

Board’s Role in Risk Oversight

The Board performs its risk oversight function through the Audit, Compensation, Nominating and Corporate Governance, and Risk Management and Information Technology Committees, which report to the whole Board and are composed solely of independent directors.  This structure has provided greater Board awareness of policy and operational issues at the Company.

The Board’s Audit Committee, which also functions as West Bank’s Audit Committee, reviews with management the Company’s major financial risk exposures, including policies regarding employee conduct, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies related to controls over financial reporting.  These reviews are completed at least annually.  In addition, the Audit Committee has quarterly executive sessions with both the Company’s independent and internal auditors concerning any topic of concern to the auditors.  Internal auditing is done by an independent public accounting firm retained by the Audit Committee.  The Audit Committee also retains and receives an annual report from an independent public accounting firm employed specifically to review West Bank’s trust department.

The Compensation Committee, in accordance with its charter, at least annually reviews all compensation policies, practices, and plans of the Company to determine whether they encourage excessive risk-taking or pose any other threat to the safety and soundness of the Company or West Bank, or are otherwise inconsistent with the stockholders’ long-term best interests.

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The Nominating and Corporate Governance Committee reviews at least annually all policies and practices related to the governance of the Company.  In addition, it periodically reviews Board succession plans.

The Risk Management and Information Technology Committee is charged with identifying and assessing the risks facing the Company and overseeing the development, implementation and monitoring of the Company’s risk management process. The Risk Management and Information Technology Committee also oversees the division of risk-related responsibilities to each of the other Board committees. The Risk Management and Information Technology Committee oversees and reviews with management the Company’s credit, market, liquidity, reputation, transactional and operational, regulatory, information technology, cybersecurity, strategic and similar risks. On an annual basis, the Risk Management and Information Technology Committee reviews risk assessments, policies and procedures regarding risk management, information technology and safety, and liquidity.

Nominating and Corporate Governance Committee Report

During 2018, the Nominating and Corporate Governance Committee reviewed the composition of the existing Board giving specific attention to the questions of the desirable size of the Board and how many insiders should be on the Board. The Board has a policy that no Board member should be nominated for election to the Board who has attained or will attain the age of 73 years on or before the date of the forthcoming annual stockholders meeting and election of directors. One current director is affected by this policy. Kaye R. Lozier will retire from the Board effective as of the date of the Annual Meeting. Based on its review of the Board composition after the upcoming retirement, the Nominating and Corporate Governance Committee decided to recommend maintaining the size of the Board at 12 directors. In planning for the retirement, the Nominating and Corporate Governance Committee performed a search for a new director, following its established processes and evaluation criteria. Therese M. Vaughan was recommended by West Bancorporation, Inc.’s Chief Executive Officer and President. The Nominating and Corporate Governance Committee took action in January 2019 to recommend the addition of Dr. Vaughan as a director. In addition, the Nominating and Corporate Governance Committee decided that it was in the best interest of the stockholders to continue the model of having only one member of management, the Chief Executive Officer, on the Board in order to clearly differentiate the roles of the Board and management.

The Nominating and Corporate Governance Committee also evaluated the qualifications and performance of each of the current members of the Board. In its evaluation, the Nominating and Corporate Governance Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee then polled each director eligible to stand for re-election to determine his or her willingness to stand for re-election and determined that each director was willing to continue service.  The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for the Annual Meeting. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for the Annual Meeting.

Based on the foregoing, the Nominating and Corporate Governance Committee recommended to the Board that Steven K. Gaer, Michael J. Gerdin, Sean P. McMurray, David R. Milligan, George D. Milligan, David D. Nelson, James W. Noyce, Robert G. Pulver, Lou Ann Sandburg, Steven T. Schuler and Philip Jason Worth should be nominated for re-election to the Board at the Annual Meeting. The Board also nominated Therese M. Vaughan for election to the Board at the Annual Meeting. The Board accepted these recommendations.

During 2018, the Nominating and Corporate Governance Committee reviewed its charter, and minor changes were recommended to the Board, which the Board implemented.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

George D. Milligan, Chair
Kaye R. Lozier
Robert G. Pulver

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2018 Director Compensation

At the beginning of 2018, the directors of the Company received an annual retainer of $10,000, payable quarterly. Effective April 26, 2018, the annual retainer was increased to $15,000 for each director. Committee chairpersons received an additional $2,000 annual retainer. Directors also received $500 per meeting attended (Board and committee). Members of the Audit Committee received $600 per Audit Committee meeting attended. At the beginning of 2018, Mr. David Milligan also received a monthly fee of $2,500 for his service as Chairman of the Board. At the annual organizational meeting of the Board on April 26, 2018, Mr. James Noyce was selected as the new Chairman of the Board and began receiving a monthly fee of $2,500 for his service. He maintains an office at the Company’s headquarters.

Directors of the Company also received an annual retainer of $6,500 for service as directors of West Bank at the beginning of 2018. Effective April 26, 2018, the annual retainer was increased to $7,500 for each director. West Bank directors also receive $500 for each meeting attended (Board and committee). At the annual organizational meeting of the Board on April 26, 2018, each director was granted a restricted stock unit award for 2,000 shares of the Company’s common stock with a grant date of April 27, 2018. Messrs. Nelson, Gulling, Olafson and Winterbottom are employees and do not receive any compensation for services as directors of the Company or West Bank.

None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company and West Bank as set forth below.

The following table sets forth all compensation earned or paid to our nonemployee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash by Company	Fees Earned or Paid in Cash by West Bank	Stock Awards (1)	Total
Frank W. Berlin(2)	$6,333	$5,667	$—	$12,000
Joyce A. Chapman(2)	6,033	3,667	—	9,700
Steven K. Gaer	18,167	17,167	48,579	83,913
Michael J. Gerdin	17,833	12,167	48,579	78,579
Kaye R. Lozier	18,833	14,167	48,579	81,579
Sean P. McMurray	20,833	12,167	48,579	81,579
David R. Milligan	28,733	20,167	48,579	97,479
George D. Milligan	20,833	18,667	48,579	88,079
James W. Noyce	44,900	16,167	48,579	109,646
Robert G. Pulver	18,333	17,667	48,579	84,579
Lou Ann Sandburg	18,333	14,167	48,579	81,079
Steven T. Schuler	21,567	12,167	48,579	82,313
Philip Jason Worth	18,733	12,167	48,579	79,479

(1)
The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on April 27, 2018, valued in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the material assumptions used in calculating grant date fair value, see the discussion of equity awards in Note 12 of the Notes to the Consolidated Financial Statements for the Company’s financial statements for the year ended December 31, 2018. Each nonemployee director was granted a restricted stock unit award for 2,000 shares of the Company’s common stock with a vesting date of April 25, 2019. These were the only outstanding nonemployee director equity awards as of December 31, 2018.

(2)	Mr. Berlin and Ms. Chapman served on the Board through the date of the Company’s 2018 annual meeting of stockholders.

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Executive Officers of the Company

The following table sets forth summary information about the current executive officers of the Company.

Name	Age	Position with the Company or West Bank
David D. Nelson	58	Director, Chief Executive Officer and President of the Company; Chairman, Chief Executive Officer and Director of West Bank
Douglas R. Gulling	65	Executive Vice President, Treasurer and Chief Financial Officer of the Company; Director, Executive Vice President and Chief Financial Officer of West Bank
Harlee N. Olafson	61	Executive Vice President and Chief Risk Officer of the Company; Director, Executive Vice President and Chief Risk Officer of West Bank
Brad L. Winterbottom	62	Executive Vice President of the Company; Director and President of West Bank
The executive officers of the Company are appointed on an annual basis by the Board of Directors.  An executive officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Company will be served thereby. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he was selected as an officer.

The principal occupation or business and experience of the executive officers of the Company and West Bank for the past five years are set forth below.

David D. Nelson is Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of West Bank (since 2010).  Mr. Nelson is a member of the Company’s Board (since 2010). Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota. He has a strong background in customer relationship building, credit and leadership development. Mr. Nelson has been employed in the banking industry since 1984.

Douglas R. Gulling is Executive Vice President (since 2004), Treasurer (since 2013) and Chief Financial Officer (since 2001) of the Company.  He was a member of the Company’s Board from 2009 through April 2011. He also serves as a director (since 2005), Executive Vice President (since 2015) and Chief Financial Officer (since 2002) of West Bank.  Mr. Gulling is a Certified Public Accountant (inactive) and has been employed in the banking industry since 1979.

Harlee N. Olafson is Executive Vice President and Chief Risk Officer of the Company and of West Bank (since 2010). He also serves as a director of West Bank (since 2011). Prior to joining the Company, he was President of Southern Minnesota Business Banking and President of Wells Fargo Bank Mankato in Mankato, Minnesota. He has strong business development, credit and team building backgrounds. Mr. Olafson has been employed in the banking industry since 1979.

Brad L. Winterbottom is Executive Vice President of the Company (since 2006) and director and President (since 2000) of West Bank.  He was a member of the Company’s Board from 2009 through April 2011. He joined West Bank in 1992 and has served as an executive and policy maker since 1998.  He has extensive experience in commercial lending and loan portfolio administration, and knowledge of the Iowa business community.  Mr. Winterbottom has been employed in the banking industry since 1981.

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Security Ownership of Certain Beneficial Owners and Executive Officers

The following table contains the shares of the Company’s common stock beneficially owned by each director, nominee and named executive officer listed in the Summary Compensation Table, and all directors, nominees and executive officers of the Company and subsidiary (including named executive officers) as a group. The ownership information is as of February 15, 2019.

Name	Shares Beneficially Owned (1) (2)	Percent of Total Shares Outstanding
Steven K. Gaer	11,088	*
Michael J. Gerdin	6,000	*
Douglas R. Gulling (3)	68,387	*
Kaye R. Lozier	12,108	*
Sean P. McMurray	15,800	*
David R. Milligan	34,000	*
George D. Milligan	18,088	*
David D. Nelson (3)	121,163	*
James W. Noyce	11,888	*
Harlee N. Olafson (3)	55,143	*
Robert G. Pulver (4)	49,847	*
Lou Ann Sandburg	10,688	*
Steven T. Schuler	2,000	*
Therese M. Vaughan	1,010	*
Brad L. Winterbottom (3)(5)	75,197	*
Philip Jason Worth	8,894	*
Executive officers, directors and nominees as a group (16 persons)	501,301	3.08%
*Indicates less than 1 percent ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power or has the right to acquire such powers within 60 days.  Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company’s Employee Savings and Stock Ownership Plan, and has sole investment and voting power with respect to such shares.

(3)	Includes 14,500 shares subject to restricted stock unit awards that are currently unvested but will vest within 60 days of February 15, 2019.

(4)	Includes shares held in his spouse’s name. Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse’s name.

(5)	Includes shares held in his spouse’s name. Mr. Winterbottom disclaims any beneficial ownership of 6,607 shares held in his spouse’s name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information is as of February 15, 2019.

Name and Address	Shares Beneficially Owned	Percent of Total Shares Outstanding
The Jay Newlin Trust 2661 86th Street Urbandale, IA 50322	1,041,952	6.39%
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10055	964,526	5.92%
(1) Information based solely on a Schedule 13G filed on February 7, 2019.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s common stock file initial reports of ownership and reports of changes of ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) forms indicating that any one person owns more than 10 percent of the Company’s stock, and the Company does not know of any one stockholder who owns more than 10 percent of the Company’s stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2018 were filed on a timely basis.

Change in Control Agreements

The Company does not know of any arrangements or pledges that would result in a future change in control of the Company.

EXECUTIVE COMPENSATION

Overview and Executive Summary

Smaller Reporting Company

Because the Company qualifies as a “smaller reporting company” under the SEC rules, the Company has elected to prepare this proxy statement and other annual and periodic reports as a “Smaller Reporting Company” pursuant to the rules of the SEC. Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

Overview and Objectives of Our Executive Compensation Programs

The Company and West Bank share an executive management team. The members of the executive management team, consisting of our named executive officers, are compensated by West Bank rather than the Company. Compensation of our named executive officers is determined by the Company’s Compensation Committee based on their performance and roles for both the Company and West Bank.

The goal of our compensation program is to create superior long-term value for our stockholders by attracting, motivating and retaining outstanding employees who serve our customers while generating financial performance that is consistently better than our peers. Our compensation program for executives is based in large part on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Align executives’ financial interests with those of our stockholders;

•	Support the Company’s and West Bank’s values, strategy and development of employees;

•	Foster a team approach among top executives;

•	Attract and retain leaders capable of delivering superior business results;

•	Provide competitive cash and total compensation and benefit opportunities; and

•	Adhere to the highest legal and ethical standards.

Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and West Bank and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

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Say-on-Pay

At the 2018 annual stockholders’ meeting, more than 95 percent of votes cast were in support of our executive compensation program for 2017. The Company, the Board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the results of the annual nonbinding, advisory say-on-pay vote. The Compensation Committee considered the results of the advisory vote and believes the vote reflects our stockholders’ support of our compensation philosophy and the manner in which we compensate our named executive officers. As such, the Compensation Committee made no specific changes as a result of the 2018 vote.

Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation programs and reviews each element of compensation for each of our named executive officers at least annually. The Compensation Committee considers each named executive officer’s responsibilities, performance and experience, as well as competitive compensation levels in reviewing compensation. During the annual review process, the Compensation Committee also reviews our financial results against other banking organizations, and the structure of our compensation programs relative to sound risk management.

The primary considerations in making executive compensation decisions are:

•	Key financial measurements;

•	Strategic initiatives related to our business; and

•	Compensation of peer group executives.

Role of Compensation Consultant

Under its charter, the Compensation Committee has the authority to retain independent compensation consultants. Since 2011, the Compensation Committee has retained F.W. Cook to provide the Compensation Committee with independent, objective analysis and professional opinions on executive and director compensation matters. F.W. Cook is independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company other than assisting the Compensation Committee in the review of the total compensation program. F.W. Cook also provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. The Compensation Committee reviewed F.W. Cook’s independence as contemplated by the Compensation Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that F.W. Cook is independent from the Company, the Compensation Committee members and our executive officers. During 2018, F.W. Cook was engaged to review the Company’s peer group, provide stock retention guidelines of our peers for named executive officers and non-employee directors, and review long-term goals used by our peers for performance based compensation.

Role of Executive Officers

As requested by the Compensation Committee, various members of management facilitate the Compensation Committee’s consideration of compensation for our named executive officers by providing information for the Compensation Committee’s review. In particular, Mr. Nelson provides background and recommendations with respect to each of the other named executive officers but is not present for the discussion or determination of his own compensation. Information considered includes, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers, technical and regulatory considerations, and input on program design and possible modifications.

Proxy Statement Table of Contents

Peer Group

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Company’s peer group of 16 financial institutions for 2018 was jointly recommended by F.W. Cook and management and approved by the Compensation Committee. The Company is in the middle of the group in terms of size. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. During the third quarter of 2018, one peer ceased to exist due to a merger, so it was removed from the group, resulting in a group of 15. The following is the composition of the peer group as of December 31, 2018.

BankFinancial Corporation	Hills Bancorporation	MutualFirst Financial, Inc.
First Business Financial Services	Horizon Bancorp	Nicolet Bankshares, Inc.
First Defiance Financial Corp.	Isabella Bank Corporation	Peoples Bancorp
First Internet Bank	Mercantile Bank Corporation	QCR Holdings, Inc.
First Mid-Illinois Bancshares, Inc.	MidWestOne Financial Group, Inc.	Waterstone Financial, Inc.

In 2019, the Compensation Committee approved the removal of Waterstone Financial, Inc. from the above group and added Southern Missouri Bancorp, Inc. and Bank First National Corporation to our peer group.

Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package. The following overview explains the structure and rationale of the elements of compensation used for 2018.

Base Salary

We consider base salary a tool to provide executives with a reasonable level of fixed income relative to their level of responsibility. Performance and base salary level of each named executive officer is reviewed annually; however, our recent practice has been to only adjust their base salaries on a triennial basis. Base salaries are established and adjusted using criteria that include the level of responsibility for the position, internal pay equity with other positions, and base salaries for similar positions within our peer group.

Consistent with our practice of a triennial compensation review process, salaries were updated in 2018 and will remain the same for 2019.

Annual Incentive Bonus

Annual incentive bonuses are an important piece of total compensation for our named executive officers, as they support and encourage the achievement of our business goals and strategies by tying a meaningful portion of cash compensation to financial results for the year as compared to internal and external standards. Maximum bonus opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

Annual bonuses for named executive officers for 2018 will be determined based on quantitative and qualitative analyses performed by the Compensation Committee in 2019. The quantitative analysis, as further described in the next paragraph, includes the Company’s relative performance with respect to four key financial measures. The qualitative analysis includes any and all items deemed relevant by the Compensation Committee, including, for example, regulatory actions, if any, and Company profitability. The Compensation Committee may increase or decrease the bonuses indicated from the peer comparison as it deems appropriate in its sole discretion, with all determinations by the Compensation Committee being final. Positive Company earnings are required for any bonuses to be paid to our named executive officers.

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The quantitative analysis has two parts: (1) the Company’s net profit compared to the prior year, and (2) the Company’s performance compared to our peer group based on the following four key metrics (equally weighted): return on average assets, return on average equity, efficiency ratio and Texas ratio. Each ratio is defined in Item 6 of our Annual Report on Form 10-K. These quantitative measures were selected by the Compensation Committee because it believes they encompass important aspects of our financial performance: earnings, capital levels, expense control and asset quality. Based on our ranking among our peers in each of these key areas, our named executive officers are eligible for a cash bonus payment equal to a percentage of salary, according to the following schedule:

		Percent
Level	Peer Ranking	of Salary
Maximum	At or Above 75th Percentile	60%
Target	Median	40%
Threshold	25th Percentile	20%
	Below 25th Percentile	0%

If our ranking in the peer group falls between any of the listed points, our named executive officers will be eligible for a proportional cash bonus. Reflecting our team approach to management, all the named executive officers have the same incentive opportunities relative to salary.

Based on September 30, 2018 data, we believe the Company’s financial results will be at or above the 75th percentile of our peer group for all of 2018 for each of the performance measures except return on average assets. As a result, these preliminary results of the quantitative portion of the annual incentive bonus determination indicate that our named executive officers will be eligible to receive a cash bonus amount equal to 58.6 percent of each officer’s base salary. The final determination of each officer’s bonus amount is based on the Company’s full-year performance and the Compensation Committee’s qualitative analysis. Therefore, final cash bonus amounts will not be determined by the Compensation Committee until all peer group institutions report their financial results for 2018. See the Summary Compensation Table for the anticipated cash bonus amount.

Long-Term Stock Incentives

Equity compensation is the other key element of compensation for our named executive officers. Effective as of our 2017 Annual Meeting, all new equity awards are made under our 2017 Equity Incentive Plan (“2017 Equity Plan”), which was adopted by our Board and approved by the stockholders in 2017. Initially, there were 800,000 shares authorized for issuance under the 2017 Equity Plan. The prior 2012 Equity Incentive Plan (“2012 Equity Plan”) was frozen with respect to future grants upon approval of the 2017 Equity Plan. At the time the 2012 Equity Plan was frozen, 232,318 shares had not been issued. Each of the equity plans are administered by the Compensation Committee and permit the Company to grant a variety of equity-based and cash-based incentive awards including: nonqualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and cash incentive awards. In recent years, it has been the Company’s practice to grant equity awards in the form of restricted stock units vesting in annual installments tied to continued service over five years. Unvested awards are forfeited upon early termination other than a termination in connection with a change in control or due to the named executive officer’s death, disability or retirement. Outstanding restricted stock units do not pay or accumulate dividend equivalents during the applicable vesting periods. In addition to maintaining a simple program easily understood by our executives and stockholders, this approach is designed to tie pay to performance, align executives’ interests with those of our stockholders, provide a long-term planning horizon, mitigate adverse risk-taking, and attract and retain key employees. As of December 31, 2018, there were 639,500 remaining shares available for grant under the 2017 Equity Plan.

The Compensation Committee granted 15,000 restricted stock units to each of our named executive officers in March 2018 that vest in annual installments tied to continued service over five years. This was the same amount granted in 2017.

All three of the above components of executive compensation are reviewed on a triennial basis using data and professional opinions provided by an independent compensation consultant.

Discretionary Holiday Bonus

All employees of West Bank, including our named executive officers, are eligible to receive a discretionary annual holiday bonus paid as a percentage of their annual salary. Our named executive officers participate in the holiday bonus on the same terms as our other employees. This discretionary bonus has been 2 percent of base salary for many years.

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Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings and Stock Ownership Plan, which is intended to assist all eligible employees in providing for income and financial security in retirement. Executives participate under the same terms as other eligible employees. During 2018, this plan provided a 100 percent Company matching contribution on participant deferrals up to 6 percent of the participant’s pay and an additional discretionary Company contribution of 4 percent of pay (in each case subject to applicable IRS compensation limitations).

Deferred Compensation

The West Bancorporation, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) was adopted effective January 1, 2013 to provide certain individuals with additional deferral opportunities in planning for retirement. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that provides an opportunity for eligible participants, including our nonemployee directors and the named executive officers, to voluntarily defer receipt of a portion of their cash compensation. As of January 1, 2019, none of our nonemployee directors or our named executive officers were participating in the Deferred Compensation Plan.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of benefits, emphasizing instead compensation tied to performance. Our named executive officers have historically participated in our broad-based employee benefit programs, such as medical, dental, disability and life insurance coverage, on the same terms as other eligible employees.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements for our named executive officers help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.

Regulatory Considerations

As a publicly traded financial institution, the Company must comply with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.

In addition, the various financial institution regulatory agencies have issued additional guidance, Guidance on Sound Incentive Compensation Policies, that serves as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution’s attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.

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In addition to the foregoing, we anticipate that currently proposed rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) intended to implement further risk assessment guidelines and procedures may eventually be finalized by the financial institution regulatory agencies and the SEC. We expect that we would be subject to those further guidelines and procedures should they be finalized and become effective. Initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011 and revised and re-proposed in 2016. Depending on when the rules are finalized, the earliest they could apply to the Company is for performance periods beginning on or after January 1, 2021. In large part, that guidance would restate and codify the frameworks presently set forth in the Safety and Soundness standards and joint agency guidance described above.

Also, as a publicly traded corporation, the Company is subject to the SEC’s rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee completes a risk assessment of all of the Company’s compensation programs and components in January of each year. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Company’s named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company’s compensation programs for named executive officers. In addition, the Compensation Committee continues to monitor the status of the proposed guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) that may limit the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon their grant date fair value.

Other Compensation and Governance Policies

Acceleration of Equity Awards

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (a “single trigger” approach). Under the double trigger, vesting would occur if a change in control occurs and the outstanding equity awards are not fully assumed, or where the outstanding equity awards are fully assumed by the resulting entity and the participant is subsequently terminated without cause or resigns for good reason. We believe the double trigger provides adequate employment protection and reduces, for the stockholders’ benefit, potential transaction costs associated with the awards. Further, the award agreements provide that vesting will be accelerated upon the participant’s disability or death.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. While some companies provide excise tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we do not believe at this time that it is necessary to provide this type of protection to our executives.

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Share Ownership and Retention Guidelines

We believe our named executive officers and nonemployee directors should have a significant equity interest in the Company. To promote equity ownership and align the interests of our executives and directors with those of our stockholders, we maintain share retention and ownership guidelines for our senior officers and directors. Prior to 2018, the guidelines required Mr. Nelson to hold Company stock in an amount equal to or greater than two and one-half times his annual salary, Messrs. Gulling, Olafson and Winterbottom to hold Company stock in an amount equal to or greater than one and one-half times their annual salary, and our directors to hold Company stock in an amount equal to or greater than three times their annual cash retainer received from the Company. Beginning in 2018, the guidelines for Messrs. Gulling, Olafson and Winterbottom were increased to two and one-half times their annual salary. Their guidelines were increased to match the guidelines for Mr. Nelson in order to reflect the same team approach applicable to other compensation parameters of the named executive officers. Until the stock ownership guideline levels are met, executives and directors are expected to retain at least 50 percent of any applicable shares received (on a net after-tax basis) under our equity compensation program. If an officer fails to satisfy the guidelines, the officer would have 25 percent of his annual incentive bonus paid solely in shares of Company stock until the officer owns the number of shares required by the guidelines. A failure to satisfy the guidelines by a director would be considered by the Nominating and Corporate Governance Committee in evaluating the director’s qualifications for nomination. The guidelines are subject to periodic review by the Compensation Committee, and compliance is monitored on an annual basis. All of our named executive officers and directors currently hold shares in excess of the requirements in the guidelines. Beginning in 2019, the guidelines for nonemployee directors was modified to include cash retainer fees received from both the Company and West Bank.

Insider Trading Policy

The Company’s insider trading policy permits open market transactions in Company stock beginning the day after the second full trading day after quarterly earnings have been made public until the 10th day of the third month in the quarter. In addition, our named executive officers may purchase Company stock through our Employee Savings and Stock Ownership Plan. Changes to purchases under the Employee Savings and Stock Ownership Plan may only be done during the period when open market transactions are permitted.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees and directors from entering into hedging transactions involving the Company’s stock.

Anti-Pledging Policy

The Company’s insider trading policy prohibits all named executive officers and directors from keeping Company stock in a margin account. A named executive officer or director may pledge Company stock as collateral for a loan if written approval is obtained from the Chief Financial Officer. To our knowledge, all of our officers and directors are in compliance with this policy. To our knowledge, none of our officers and directors have pledged Company stock as collateral for a loan.

Clawback

Our employment agreements with each of our named executive officers provide that such officer must return any severance-related payments upon request of the Company, to the extent required under any applicable statute, law, regulation or other regulatory agency guidance. Additionally, all equity awards granted under our 2017 Equity Plan and our 2012 Equity Plan are subject to potential cancellation, recoupment, rescission or payback in accordance with applicable law.

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Summary Compensation Table

Compensation earned for services rendered in the year ended December 31, 2018, to our Chief Executive Officer, Chief Financial Officer and our other named executive officers is provided in the following table. Compensation for 2017 is also presented for these individuals because they were named executive officers in those years as well.

Name and Principal Positions	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4) (5)	All Other Compensation (6)	Total
David D. Nelson	2018	$436,000	$8,720	$347,748	$255,496	$27,500	$1,075,464
President and Chief Executive Officer	2017	400,000	8,000	291,847	240,000	27,000	966,847
of the Company;
Chairman and Chief Executive
Officer of West Bank

Douglas R. Gulling	2018	$300,000	$6,000	$347,748	$175,800	$27,500	$857,048
Executive Vice President, Treasurer	2017	275,000	5,500	291,847	165,000	27,000	764,347
and Chief Financial Officer
of the Company;
Director, Executive Vice President
and Chief Financial Officer
of West Bank

Harlee N. Olafson	2018	$300,000	$6,000	$347,748	$175,800	$27,500	$857,048
Executive Vice President and Chief	2017	275,000	5,500	291,847	165,000	27,000	764,347
Risk Officer of the Company;
Director, Executive Vice President
and Chief Risk Officer of West
Bank

Brad L. Winterbottom	2018	$300,000	$6,000	$347,748	$175,800	$27,500	$857,048
Executive Vice President of the	2017	275,000	5,500	291,847	165,000	27,000	764,347
Company;
Director and President of West Bank

(1)	Reflects base salary earned during the year including, if any, deferrals and salary increases.

(2)	Consists of a holiday bonus equal to two percent of annual salary paid to all employees of West Bank.

(3)
Reflects the grant date fair value of awards granted during the year ended December 31, 2018, computed in accordance with FASB ASC Topic 718. Because the currently outstanding restricted stock units do not pay or accumulate dividend equivalents during the five-year vesting period, these amounts were calculated based on the Company’s closing share price on the date of grant discounted by the present value of the dividends expected to be paid on the underlying shares during the vesting period. Expected dividends are calculated using the current quarterly dividend with future increases projected based on the Company’s historic practices. The Company uses a discount rate equal to the five-year U.S. Treasury rate on the date of grant. For the material assumptions used in calculating grant date fair value, see the discussion of equity awards in Note 12 of the Notes to Consolidated Financial Statements for the Company’s financial statements for the year ended December 31, 2018.

(4)	Amounts are shown for the year in which the applicable performance measures were satisfied.

(5)
Based upon our results for the fiscal year ended December 31, 2018 and the results of our peers as of September 30, 2018, annual bonuses for 2018 are anticipated to be paid out as shown, which is 97.7 percent of the maximum potential amount (58.6 percent of base salary). The final determination of amounts earned for 2018 will be made after the peer group companies’ 2018 financial information is available; to the extent different than the amounts shown, the actual amounts will be disclosed at that time.

(6)
Consists of contributions made by the Company on behalf of the named executive officer to the Company’s Employee Savings and Stock Ownership Plan (including 401(k) matches and discretionary plan contributions).

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held as of December 31, 2018 by our named executive officers. Market values for outstanding restricted stock units are based on the closing price of our stock on December 31, 2018 (the last trading day of the year) of $19.09.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
David D. Nelson	44,500	$849,505
Douglas R. Gulling	44,500	849,505
Harlee N. Olafson	44,500	849,505
Brad L. Winterbottom	44,500	849,505

(1)
For each named executive officer, reflects restricted stock units which vest in five equal annual installments, including: 2,500 restricted stock units granted on March 24, 2014, with the remaining installment vesting on March 25, 2019; 6,000 restricted stock units granted on March 23, 2015, with two remaining installments vesting on March 25 of 2019 and 2020; 9,000 restricted stock units granted on March 21, 2016, with three remaining installments vesting on March 25 of 2019, 2020 and 2021; 12,000 restricted stock units granted on March 27, 2017, with four remaining installments vesting on March 25 of 2019, 2020, 2021 and 2022: and 15,000 restricted stock units granted on March 26, 2018, which vest in five equal annual installments, beginning on March 25, 2019.

Potential Payments upon Termination or Change in Control
Each of our named executive officers is party to an employment agreement with the Company and West Bank pursuant to which the officer is entitled to a minimum annual salary and participation in our annual incentive plan and other benefit plans.

Termination and Change in Control Benefits under Employment Agreement with Mr. Nelson

The Company and Mr. Nelson are parties to an employment agreement with an effective date of July 23, 2012. Mr. Nelson serves as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under the agreement, as well as a member of the Board of Directors of both entities. The initial term of Mr. Nelson’s agreement ended on December 31, 2015, but the agreement extended automatically for an additional year on January 1, 2015 and each January 1 since that date, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. As of December 31, 2018, Mr. Nelson was entitled to a minimum annual salary of $436,000 pursuant to the agreement, as well as participation in the Company’s annual incentive bonus plan and the Company’s other benefit plans. Under the agreement, upon a termination of Mr. Nelson’s employment by the Company without cause or by Mr. Nelson for good reason, Mr. Nelson will be entitled to severance payments equal to 200 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in 24 equal monthly installments following the date of termination, as well as 18 months of continued medical coverage at active employee rates. If such a termination occurs within six months prior to or two years following a change in control, Mr. Nelson will be entitled to severance payments equal to 300 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All the aforementioned severance benefits are contingent upon Mr. Nelson’s execution of a general release of claims against the Company. Under the agreement, Mr. Nelson will be subject to 24-month non-compete and non-solicit restrictive covenants following the termination of his employment.

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Termination and Change in Control Benefits under Employment Agreements with Messrs. Gulling, Olafson and Winterbottom

The Company is a party to employment agreements with each of Messrs. Gulling, Olafson and Winterbottom, with effective dates of July 23, 2012. Under their respective agreements, Mr. Gulling serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of West Bank, Mr. Olafson serves as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom serves as Executive Vice President of the Company and President of West Bank. Each individual serves as a member of the Board of Directors of West Bank. The initial term under each agreement ended on December 31, 2014, but the agreements extended automatically for an additional year on January 1, 2014 and each January 1 since that date, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. As of December 31, 2018, Messrs. Gulling, Olafson and Winterbottom were each entitled to a minimum annual salary of $300,000 pursuant to their agreements, as well as participation in the Company’s annual incentive bonus plan and the Company’s other benefit plans. Under the agreements, upon a termination of the respective executive’s employment by the Company without cause or by the executive for good reason, the executive will be entitled to severance payments equal to 100 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in 12 equal monthly installments following the date of termination, as well as 12 months of continued medical coverage at active employee rates. If such a termination occurs within six months prior to or two years following a change in control, the executive will be entitled to severance payments equal to 200 percent of the sum of his base salary plus his average annual bonus for the prior three years, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All the aforementioned severance benefits are contingent upon the respective executive’s execution of a general release of claims against the Company. Under the agreements, Messrs. Gulling, Olafson and Winterbottom will be subject to 12-month non-compete and non-solicit restrictive covenants following termination of employment (24 months if the termination occurs following a change in control of the Company).

Termination and Change in Control Benefits under 2012 and 2017 Equity Incentive Plans

All awards under the 2012 Equity Plan and the 2017 Equity Plan then held by the participant will become fully vested immediately if (1) such plans and their respective award agreements are not fully assumed in a change in control, or (2) such plans and their respective award agreements are fully assumed in the change in control and the participant is terminated by the Company or a subsidiary without cause or the participant resigns for good reason.

Further under the 2012 Equity Plan and the 2017 Equity Plan, all restricted stock units generally will become fully vested upon the participant’s termination of service due to the participant’s disability or death. In the event that the participant retires (as defined under each plan), the outstanding restricted stock units will continue to vest as scheduled provided that the participant gives at least six months’ notice (with respect to awards under the 2012 Equity Plan), signs a release and waiver, and does not compete with the Company.

Termination under Deferred Compensation Plan

In the event of a change in control of the Company or the participant’s separation from service due to death or disability, amounts deferred by a participant will be distributed in a lump sum, and Company contributions, if any, will be distributed in accordance with the participant’s elections.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Steven K. Gaer, Michael J. Gerdin and Sean P. McMurray. No Compensation Committee members have been officers or employees of the Company or West Bank. No executive officer served as a director or member of the compensation committee of any other entity whose executive officers served as a member of our Board or a member of the Compensation Committee.

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Proposal 2. Approve the 2018 Compensation of the Company’s Named Executive Officers.

Section 14A of the Exchange Act requires the Company to conduct an advisory stockholder vote to approve the compensation of named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s pay program for its named executive officers. We currently hold our say-on-pay vote every year. The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2018 as listed in the Summary Compensation Table, appearing in the “Executive Compensation” section in this proxy statement, and as described in more detail in this proxy statement. The Company believes that its executive compensation programs, as explained in the “Executive Compensation” section of this proxy statement, are straightforward and reasonable. As explained, the general objectives of, and important factors for, the Company’s executive compensation program include significant emphasis on the long-term success of the Company through long-term performance of its executives. Stockholders are urged to carefully read the “Executive Compensation” section of this proxy statement, as well as the Summary Compensation Table and narrative disclosures that describe the compensation of our named executive officers in 2018. The Board has previously approved the 2018 compensation.

The following resolution is submitted for stockholder approval:

“RESOLVED, that West Bancorporation, Inc.’s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Executive Compensation’ and the tabular disclosure regarding named executive officer compensation contained in the West Bancorporation Inc. proxy statement dated February 28, 2019.”

Approval of this resolution requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

The Board recommends a vote “FOR” approval of the 2018 compensation of the named executive officers.  Properly executed proxies on the accompanying proxy card will be voted “FOR” approval of the 2018 compensation of the named executive officers unless contrary instructions are given.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Proposal 3. Ratify the Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has reappointed RSM US LLP (“RSM”), independent certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2019.  RSM will conduct the annual audit of the Company and its subsidiary for 2019.  RSM has served as the Company’s independent registered public accounting firm since 1998. In support of the reappointment of RSM as West Bancorporation, Inc.’s independent registered public accounting firm, the Audit Committee considered the following factors:

•	The firm’s independence, objectivity and professional skepticism;

•	The firm’s compliance with the SEC requirement to rotate the lead engagement partner and concurring review partner every five years;

•	Quality of services provided;

•	Quality of communication and interaction with the firm;

•	A review of the firm’s most recent Public Company Accounting Oversight Board inspection report; and

•	Audit and non-audit fees.

The Company is asking its stockholders to ratify the appointment of RSM as the Company’s independent certified public accounting firm for 2019.  A description of the fees for services rendered by RSM for 2018 and 2017 and a description of the Company’s policy regarding the approval of independent registered public accountants’ fees are set forth below.

In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding RSM.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Ratification of the appointment of RSM requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

A representative from RSM will be present at the Annual Meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board recommends a vote “FOR” the ratification of the appointment of RSM as our independent registered public accounting firm for the year ending December 31, 2019. Properly executed proxies on the accompanying proxy card will be voted “FOR” the ratification of the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2019, unless contrary instructions are given.

Audit Fees

During the period covering the fiscal years ended December 31, 2018 and 2017, RSM performed the professional services listed in the following table.

	2018	2017
Audit fees (1)	$294,720	$258,500
Audit-related fees (2)	26,850	82,385
Tax fees (3)	7,870	5,933
All other fees (4)	—	3,061
Total	$329,440	$349,879

(1)
Audit fees represent fees for professional services provided for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements in connection with the filing of current and periodic reports, and reporting on internal controls in accordance with Section 404 of Sarbanes-Oxley.

(2)
Audit-related fees represent fees for professional services provided for the audit of the Company’s Employee Savings and Stock Ownership Plan. Professional services provided in 2017 also related to the filing of two registration statements and analysis of capital and debt structures.

(3)	Tax fees represent fees for professional services related to tax compliance, which included review of tax returns and advice on certain tax issues.

(4)	All other fees represent fees for preparation of a tax-related cost segregation study on a facility.

The Audit Committee considered whether the non-audit services provided to the Company by RSM are compatible with maintaining RSM’s independence and concluded that the independence of RSM is not compromised by the provision of such services. The Audit Committee pre-approves all audit services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

Proxy Statement Table of Contents

Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby states as follows:

•	It has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2018, with management;

•	It has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”);

•
It has received the written disclosures and the letter from our independent accountant, RSM, required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence;

•
Based on the review and discussions referred to above, it recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC;

•	It has reviewed and approved or ratified all related-party transactions between the Company and its directors;

•	The Board has reviewed and approved the Audit Committee Charter; and

•	It has selected RSM, independent registered public accounting firm, as the principal accountant for 2019.

The undersigned members of the Audit Committee have submitted this report.

Steven T. Schuler, Chair
David R. Milligan
James W. Noyce
Philip Jason Worth

GENERAL MATTERS

Certain Relationships and Related Transactions

Certain directors of the Company have direct and indirect material interests in loans made by West Bank. All the loans were made in West Bank’s ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. None of the loans have been classified as nonaccrual, past due, troubled debt restructured or potential problem loans. The Board considered these loans when reviewing the independence of its directors and determined that such loans did not prevent the relevant directors from being able to serve as independent directors.

The Audit Committee’s charter requires the Audit Committee to review and approve all related-party transactions that must be disclosed.  All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank involving $120,000 or more, are reviewed to determine whether all material facts of the transaction are known to the Audit Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company and West Bank.  The Audit Committee completed the required review of the fiscal year 2018 related-party transactions, and all transactions were approved and ratified.

Proxy Statement Table of Contents

2020 Stockholder Proposals

In order for a proposal from a stockholder to be eligible for inclusion in the Company’s proxy statement and proxy card relating to the 2020 Annual Meeting of Stockholders, the proposal must be received by the Company by October 31, 2019.  However, if the date of the 2020 Annual Meeting is changed by more than 30 days from April 25, 2020, the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting in order to be eligible for inclusion in the Company’s proxy statement and proxy card. Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy statement and proxy card in accordance with applicable SEC regulations governing stockholder proposals and the solicitation of proxies.

In order for a stockholder to propose other business to be considered at the 2020 Annual Meeting, the stockholder must deliver written notice of the proposed business to the Company prior to January 14, 2020, which is 45 days prior to the first anniversary date of the proxy statement mailing date for the preceding year’s annual meeting.

Stockholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Submit the recommendation to Ms. Jensen no later than October 31, 2019, which is 120 days prior to the anniversary of this year’s proxy mailing date.

2.	Prove the person making the recommendation is a Company stockholder who owns shares with a market value of at least $2,000 at the time the submission is provided.

3.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

4.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed or hand delivered to:

Ms. Alice A. Jensen
Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Stockholder Communications

It is the general policy of the Board that management speaks for the Company.  To the extent stockholders wish to communicate with a Company representative, they may do so by contacting Douglas Gulling, Executive Vice President, Treasurer and Chief Financial Officer, 1601 22nd Street, West Des Moines, Iowa 50266.  Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankstrong.com.

The Company has a process for stockholders to send communications to the Board or any of its individual members.  Any stockholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above.  Mr. Gulling will forward all appropriate stockholder communications to the full Board or its individual members as appropriate. Mr. Gulling will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Form 10-K

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Alice A. Jensen, Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company’s Form 10-K is also available on the SEC’s website at www.sec.gov, and through a link at the Investor Relations, SEC Filings, Documents section of the Company’s website (www.westbankstrong.com).

Proxy Statement Table of Contents

Delivery of Documents to Stockholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more stockholders who share an address.  The Company will promptly deliver additional copies of its proxy statement, summary annual report, and the annual report on Form 10-K to any stockholder who makes such a request.  Any stockholder who wishes to receive separate copies of these documents in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or by calling 515-222-2300.  Alternatively, any stockholders sharing an address, who are receiving multiple copies of these documents may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen
Vice President and Corporate Secretary
West Bancorporation, Inc.
February 28, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement, Proxy Card, Annual Report and Form 10-K are available at
www.snl.com/irw/docs/1021570

WEST BANCORPORATION, INC.
Annual Meeting of Stockholders
April 25, 2019 4:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James W. Noyce and David D. Nelson, or either of them, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 15, 2019, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said corporation to be held in the David L. Miller Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 25, 2019, at 4:00 p.m. Central time, and any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side

VOTE BY INTERNET - www.proxyvote.com
Use of the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the meeting date.
Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.
Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEST BANCORPORATION, INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except

The Board of Directors recommends you vote FOR ALL the following:				☐	☐	☐

1.	Election of Directors
Nominees
01	Steven K. Gaer	02	Michael J. Gerdin	03	Sean P. McMurray		04	David R. Milligan
05	George D. Milligan	06	David D. Nelson	07	James W. Noyce		08	Robert G. Pulver
09	Lou Ann Sandburg	10	Steven T. Schuler	11	Therese M. Vaughan		12	Philip Jason Worth

The Board of Directors recommends that you vote FOR proposals 2 and 3.									For	Against	Abstain

2.	To approve, on a nonbinding basis, the 2018 compensation of the named executive officers disclosed in the proxy statement.								☐	☐	☐
									For	Against	Abstain
3.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2019.								☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

If this proxy is signed and dated but no direction is given for a particular matter, this proxy will be voted (1) FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1; (2) FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN PROPOSAL 2; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019 IN PROPOSAL 3; AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)				Date